UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2015
U.S. Neurosurgical, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26575	52-1842411
(State of other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2400 Research Blvd, Suite 325
Rockville, Maryland	20850
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:
(301) 208-8998

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On March 27, 2015, our management and Board of Directors determined that it was necessary to restate our Consolidated Financial Statements for the year ended December 31, 2013 as a result of previously unrecorded assets and liabilities in connection with construction costs related to our new gamma knife installation at New York University Medical Center.  Of the total construction costs incurred during 2013 and 2014, we determined that our leasing company paid $2,880,000 additional in 2013 and charged us interest expense of $69,000, which should also have been capitalized.  These amounts were financed by our capital lease obligation.  We erroneously did not record this additional asset and liability of $2,949,000 until 2014 when the capital lease payment schedule was finalized.

The specific information relating to this error was discovered during the process of finalizing the audit for our 2014 fiscal year.

The Company has corrected the accounting errors in the Consolidated Financial Statements, which have been adjusted as follows:

•	At December 31, 2013, the Company increased long-term assets for capital lease asset under construction by $2,949,000.
•	To correctly allocate the associated capital lease obligation, current liabilities were decreased by $260,000 and long-term liabilities were increased by $3,209,000.
•	There was no change to previously reported accumulated deficit, stockholders’ equity, net loss, or net cash flows.

The following table presents the effects of the aforementioned adjustments:

	Amount Previously Reported	Amount As Restated
Year ended December 31, 2013:

Balance Sheet
Capital lease asset under construction	$-	$2,949,000
Obligations under capital lease - current portion	$525,000	$265,000
Obligations under capital lease - less current portion	$-	$3,209,000
Total assets	$2,080,000	$5,029,000
Total liabilities	$679,000	$3,628,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

U.S. Neurosurgical, Inc.
(Registrant)

Date: March 31, 2015	By : /s/ Alan Gold
Alan Gold
President & Chairman of
the Board of Directors